Exhibit 99.1

Global Water Resources Reports Full Year 2016 Results

PHOENIX, AZ – March 10, 2017 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the year ended December 31, 2016. For information regarding today’s conference call, see the Conference Call section below.

2016 Highlights

•	Increased dividend by 10.3% in 2016 to an annual amount of $0.27 per common share (or $0.0225 a month per common share);
•	Total active connections increased by 3.1% to 37,387 at December 31, 2016 from 36,272 at December 31, 2015 (after adjusting for the Valencia and Willow Valley dispositions);
•

Revenue was $29.8 million, net loss was $2.9 million (driven by $5.4 million in interest costs incurred as a result of the debt refinance), and adjusted EBITDA was $13.9 million (adjusted EBITDA is inclusive of $2.1 million in deferred compensation primarily as a result of the 67% stock price increase during the calendar year);

•

Water, wastewater and recycled water revenue (Utility Revenue) decreased 5.2% (or $1.6 million) as a result of the Valencia and Willow Valley dispositions.  Adjusted Utility Revenue (which excludes the impact of the Valencia and Willow Valley dispositions), grew by 7.8% (or $2.1 million) in 2016;

•	Cash and cash equivalents totaled $20.5 million at December 31, 2016 versus $11.5 million at December 31, 2015;
•	Raised $8.4 million in an initial public offering on the NASDAQ Global Market;
•	Completed a debt refinancing by issuing $115 million of senior secured notes at a blended interest rate of 4.55%; and
•	Received a favorable ruling from the IRS providing the ability to defer the taxable gain associated with the Valencia condemnation by making capital investments in existing utilities.

Management Commentary

“2016 was a milestone year for Global Water,” stated the company’s President and CEO, Ron Fleming. “The company now has a unique and strong foundation from which to build, one that will provide further opportunities and benefits for our customers, employees, and shareholders. Beyond our strong growth in Utility Revenue that was driven by increased active connections and new rates, we also executed a series of strategic initiatives, including both the U.S. IPO and debt refinancing, which we believe positions Global Water to prosper over the long term.”

“In 2017 and beyond, we expect our exclusivity in large service areas where rapid housing growth is forecasted—combined with approved new rates phased-in over the next five years—to support our continued growth. Additionally, we will look for accretive acquisition opportunities that will also help defer the tax liability generated as part of the Valencia disposition. We believe this combination of constant organic growth and accretive capital investments will further create long term value.”

2016 Financial Summary

Total Revenues

Total revenues, comprised of water services, wastewater and recycled water services, and unregulated revenues, were $29.8 million in 2016 compared to $32.0 million in 2015. The decrease was primarily related to the condemnation of the operations and assets of Valencia in July 2015 and the sale of Willow Valley in May of 2016. Together, these entities had contributed revenue of $306,000 in 2016 and $4.0 million in 2015. The decrease was also due to a $535,000 reduction in unregulated revenues.

Adjusted revenue (which adjusts for the Valencia and Willow Valley dispositions) in 2016 increased 5.7% from $27.9 million to $29.5 million. The increase in revenue was primarily attributed to a 3.1% increase in active connections and an approved increase in rates.

Operating Expenses

Total operating expenses decreased 3.7% to $24.5 million in 2016 from $25.4 million in 2015. The reduction in operating expenses was due to a decrease in operations and maintenance costs and depreciation, partially offset by increased general and administrative expenses. The decrease in operations and maintenance costs, as well as depreciation expense, was primarily driven by the condemnation of the assets and operations of Valencia and the sale of Willow Valley.

Other Income (Expense)

Other income (expense) resulted in $9.6 million of expense in 2016 compared to $35.5 million of income in 2015. The change in other income (expense) was primarily driven by the $43.0 million gain associated with the condemnation of the operations and assets of Valencia recorded in 2015 combined with a $3.6 million increase in interest expense in 2016, which was due to costs incurred as part of the debt refinancing, partially offset by lower interest expense in second half of 2016. Additionally, we had a $954,000 gain on settlement of the Sonoran purchase liability in 2016 and the earnout related to the Valencia condemnation was $585,000 higher in 2016 compared to 2015.

Net Income (Loss)
Net loss totaled $2.9 million, or $(0.15) per share, in 2016, as compared to net income of $21.4 million, or $1.17 per share, in 2015. The change was primarily attributed to the $43.0 million gain on the condemnation of operations and assets of Valencia, net of a $20.2 million tax liability in 2015. Additionally, interest expense increased $3.6 million and deferred compensation and board compensation increased $2.1 million. Interest expense increased due to the expenses associated with the company’s debt refinancing. Deferred compensation increased primarily due to the 67% increase in stock price, and board compensation increased due to the option grants to members of the board, as well as the increase in stock price. This was partially offset by an income tax benefit of $1.5 million related to the company’s current period losses.

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP metric, as defined below) was $13.9 million in 2016, compared to $15.7 million in 2015. The decrease was primarily due to decreased revenue associated with the disposition of Valencia and Willow Valley and $1.3 million in higher deferred compensation expense in addition to new U.S. public company costs. These decreases were partially offset by organic connection growth, higher rates and increased earnout payments related to the Valencia condemnation.

Dividend Policy

The company recently declared a monthly cash dividend of $0.0225 per common share (or $0.27 per share on an annualized basis), which will be payable on March 31, 2017 to holders of record at the close of business on March 17, 2017.

Business Outlook

Global Water's immediate growth strategy for its regulated water, wastewater and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. Global Water will also place more focus on its original mission of aggregating water and wastewater utilities, allowing its customers and the company to realize the benefits of consolidation, regionalization and environmental stewardship.

Connection Rates

Excluding the impact of the Valencia and Willow Valley operations, Global Water experienced positive growth in new connections and in re-establishing service on previously vacant homes. As of December 31, 2016, active service connections increased by 1,115 to 37,387, compared to 36,272 as of December 31, 2015 (after adjusting for the Valencia and Willow Valley dispositions). This represents an annualized increase of 3.1%. The company’s vacancy rate is now at 1.7% after reaching a peak of 11.2% in February of 2009.

Arizona’s Growth Corridor: Positive Population Trends

The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. Its population has increased throughout 2015 and into 2016, and it continues to grow. The Arizona Department of Administration – Office of Employment and Population Statistics predicts that Metropolitan Phoenix will have a population of approximately 4.5 million by 2020, representing a 10.3% increase from 2015.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus panel, most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the W.P. Carey School of Business, using U.S. Census data, reported that single family housing permits grew 10.1% to 18,456 in 2016 versus 2015. In the City of Maricopa, where Global Water has its largest water and wastewater utilities, permits are up 56% year over year. The panel forecasts 22,115 permits in 2017 and 24,848 permits in 2018.

We believe this growth rate, combined with five additional years of rate increase phase-ins, creates an opportunity for Global Water to meaningfully increase its active connections and revenues for the foreseeable future.

Conference Call

Global Water Resources will hold a conference call to discuss its fourth quarter and full year 2016 results later today, followed by a question and answer period.

Date: Friday, March 10, 2017

Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)

Toll-free dial-in number: 1-855-327-6837

International dial-in number: 1-778-331-2160

Conference ID: 10002519

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time today through March 24, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 10002519

About Global Water Resources

Global Water Resources, Inc. is a leading water resource management company that owns and operates nine utility companies which provide water, wastewater and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains references to "EBITDA", Adjusted EBITDA, and Utility Revenue excluding the effects of the disposition of Willow Valley and Valencia. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events (ii) option expense related to awards made to the board of directors and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides a measure of our recurring core business. However, EBITDA and Adjusted EBITDA are not recognized earnings measures under accounting principles generally accepted in the United States of America (“U.S. GAAP”) and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss), and revenue excluding the effects of the disposition of Willow Valley and Valencia to revenue, the most comparable GAAP measures are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements which reflect the Company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks,

uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, our strategy, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov.  This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact for Global Water Resources

Michael J. Liebman

SVP and CFO

Tel (480) 999-5104

mike.liebman@gwresources.com

Investor Relations for Global Water Resources:

Ron Both, CMA

Tel (949) 432-7566

GWRS@cma.team

GLOBAL WATER RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$273,366	$258,244
Less accumulated depreciation	(72,877)	(64,092)
Net property, plant and equipment	200,489	194,152
CURRENT ASSETS:
Cash and cash equivalents	20,498	11,513
Accounts receivable — net	1,471	1,132
Due from affiliates	333	306
Accrued revenue	1,619	1,745
Prepaid expenses and other current assets	819	1,179
Assets held for sale	—	2,840
Total current assets	24,740	18,715
OTHER ASSETS:
Intangible assets — net	12,772	12,772
Regulatory asset	110	227
Deposits	—	13
Bond service fund and other restricted cash	228	9,042
Equity method investment	480	821
Total other assets	13,590	22,875
TOTAL ASSETS	$238,819	$235,742
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,791	$1,322
Accrued expenses	7,602	5,137
Deferred revenue	1	11
Customer and meter deposits	1,482	1,706
Long-term debt and capital leases — current portion	25	1,994
Liabilities relating to assets held for sale	—	493
Total current liabilities	10,901	10,663
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,317	102,417
Deferred regulatory gain - ICFA	19,740	19,730
Regulatory liability	7,859	7,859
Advances in aid of construction	61,996	61,480
Contributions in aid of construction — net	4,585	4,426
Deferred income tax liabilities, net	2,383	4,164
Acquisition liability	934	4,688
Other noncurrent liabilities	913	252
Total noncurrent liabilities	212,727	205,016
Total liabilities	223,628	215,679
Commitments and contingencies (see Note 13)
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 19,581,266 and 18,241,746 shares issued as of December 31, 2016 and December 31, 2015, respectively	196	2
Paid in capital	19,510	21,659
Accumulated deficit	(4,515)	(1,598)
Total shareholders' equity	15,191	20,063
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$238,819	$235,742

GLOBAL WATER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2016	2015	2014
REVENUES:
Water services	$13,978	$16,320	$18,076
Wastewater and recycled water services	15,740	15,020	14,112
Unregulated revenues	81	616	371
Total revenues	29,799	31,956	32,559

OPERATING EXPENSES:
Operations and maintenance	6,188	7,080	8,020
Operations and maintenance - related party	1,853	2,179	2,398
General and administrative	10,209	7,957	8,809
Gain on regulatory order	—	—	(50,664)
Depreciation	6,279	8,213	9,205
Total operating expenses	24,529	25,429	(22,232)
OPERATING INCOME	5,270	6,527	54,791

OTHER INCOME (EXPENSE):
Interest income	18	11	79
Interest expense	(11,866)	(8,299)	(9,512)
Gain on condemnation of Valencia	—	42,983	—
Other	2,222	767	2,162
Other - related party	15	(3)	416
Total other income (expense)	(9,611)	35,459	(6,855)

INCOME (LOSS) BEFORE INCOME TAXES	(4,341)	41,986	47,936
INCOME TAX (EXPENSE) BENEFIT	1,489	(20,623)	16,995
NET INCOME (LOSS)	$(2,852)	$21,363	$64,931

Basic earnings (loss) per common share	$(0.15)	$1.17	$3.54
Diluted earnings (loss) per common share	$(0.15)	$1.17	$3.54
Dividends declared per common share	$0.26	$1.43	$0.20

Weighted average number of common shares used in the determination of:
Basic	19,146,534	18,297,504	18,329,441
Diluted	19,146,534	18,297,504	18,329,441

Global Water Resources, Inc.
Consolidated Statement of Operations
(in thousands, except share and per share amounts)

Global Water Resources, Inc.Consolidated Statement of Operations(in thousands, except share and per share amounts)

	For the Quarter Ended December 31,
	2016	2015	Change	Change %
REVENUES:
Water services	$3,275	$3,182	$93	2.9%
Wastewater and recycled water services	3,918	3,777	141	3.7%
Unregulated revenues	21	150	(129)	-86.0%
Total revenues	7,214	7,109	105	1.5%

OPERATING EXPENSES:
Operations and maintenance	1,419	1,473	(54)	-3.7%
Operations and maintenance - related party	451	467	(16)	-3.4%
General and administrative	3,098	2,066	1,032	50.0%
Gain on regulatory order	—	—	—
Depreciation	1,528	1,687	(159)	-9.4%
Total operating expenses	6,496	5,693	803	14.1%
OPERATING INCOME	718	1,416	(698)	-49.3%

OTHER INCOME (EXPENSE):
Interest income	6	3	3	100.0%
Interest expense	(1,271)	(1,803)	532	-29.5%
Gain on condemnation of Valencia	(8)	(91)	83	-91.2%
Other	364	203	161	79.3%
Other - related party	85	(32)	117	-365.6%
Total other income (expense)	(824)	(1,720)	896	-52.1%

INCOME (LOSS) BEFORE INCOME TAXES	(106)	(304)	198	-65.1%
INCOME TAX (EXPENSE) BENEFIT	16	274	(258)	-94.2%
NET INCOME (LOSS)	$(90)	$(30)	$(60)	200.0%

Basic earnings (loss) per common share	$(0.00)	$(0.00)
Diluted earnings (loss) per common share	$(0.00)	$(0.00)

Weighted average number of common shares used in the determination of:
Basic	19,581,266	18,250,942
Diluted	19,581,266	18,250,942

GLOBAL WATER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,852)	$21,363	$64,931
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred compensation	2,776	798	1,361
Depreciation	6,279	8,213	9,205
Write-off of debt issuance costs	2,165	282	696
Amortization of deferred debt issuance costs and discounts	428	204	334
Gain on condemnation of Valencia	—	(42,983)	—
Gain on sale of Loop 303 contracts	—	(296)	—
Loss on sale of Willow Valley	54	176	—
(Gain) loss on equity investment	340	329	(144)
Gains on regulatory order	—	—	(50,664)
Other (gains) and losses	(978)	—	(50)
Provision for doubtful accounts receivable	70	69	83
Deferred income tax benefit (expense)	(1,610)	20,561	(16,995)
Changes in assets and liabilities:
Accounts receivables	(409)	125	26
Other current assets	(415)	(2,241)	0
Accounts payable and other current liabilities	(4,087)	(2,502)	(227)
Other noncurrent assets	117	147	34
Other noncurrent liabilities	17	—	3,056
Net cash provided by operating activities	1,895	4,245	11,646

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,588)	(3,355)	(1,655)
Proceeds from the condemnation of Valencia	—	55,107	—
Proceeds from the sale of Willow Valley	2,254	—	—
Withdrawals (deposits) of restricted cash, net	154	(70)	198
Cash received from the sale of Loop 303 Contracts	—	296	—
Cash advance to related party	—	(12,745)	—
Repayment of related party cash advance	—	12,745	—
Other cash flows from investing activities	13	(6)	26
Net cash (used in) provided by investing activities	(6,167)	51,972	(1,431)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan borrowings	115,000	—	21,800
Repayments of bond debt	(106,695)	(1,775)	(12,347)
Deposits in bond service fund	—	—	(1,000)
Proceeds withdrawn from bond service fund	8,825	1,001	626
Proceeds from sale of stock	8,372	—	—
Payments of offering costs for sale of stock	(2,823)	—	—
Payment of Sonoran acquisition liability	(2,800)	—	—
Loan repayments	—	(21,719)	(10,390)
Principal payments under capital lease	(378)	(99)	(105)
Debt issuance costs paid	(760)	—	(346)
Advances in aid of construction	346	357	365
Dividends paid	(5,036)	(27,607)	(3,454)
Share repurchase	—	(464)	—
Refunds of advances for construction	(794)	(975)	(747)
Net cash provided by (used in) financing activities	13,257	(51,281)	(5,598)
INCREASE IN CASH AND CASH EQUIVALENTS	8,985	4,936	4,617
CASH AND CASH EQUIVALENTS — Beginning of period	11,513	6,577	1,960
CASH AND CASH EQUIVALENTS – End of period	$20,498	$11,513	$6,577

A reconciliation of net income (loss) to EBITDA and adjusted EBITDA in the three months ended December 31, 2016 and 2015 is as follows (in thousands):

A reconciliation of net loss to EBITDA and adjusted EBITDA for year ended December 31, 2016 and 2015 is as follows (in thousands):

Reconciliation of Total Revenues to Adjusted Revenue

Reconciliation of Utility Revenue to Adjusted Utility Revenue

A reconciliation of net income (loss) to EBITDA and adjusted EBITDA in the three months ended December 31, 2016 and 2015 is as follows (in thousands):

	Three Months Ended December 31,
	2016	2015	Change	Change %
Net Income	$(90)	$(30)	$(60)	200%
Income tax expense	(16)	(274)	258	-94%
Interest income	(6)	(3)	(3)	100%
Interest expense	1,271	1,803	(532)	-30%
Depreciation	1,528	1,687	(159)	-9%
EBITDA	$2,687	$3,183	$(496)	-16%
Gain on sale of Valencia	—	91	(91)	-100%
Board option expense	265	—	265	100%
Equity investment loss	7	118	(111)	-94%
EBITDA Adjustments	272	209	63	30%
Adjusted EBITDA	$2,959	$3,392	$(433)	-13%

A reconciliation of net loss to EBITDA and adjusted EBITDA for year ended December 31, 2016 and 2015 is as follows (in thousands):

	For the Year Ended December 31,
	2016	2015	Change	Change %
Net (Loss) Income	$(2,852)	$21,363	$(24,215)	-113%
Income tax (benefit) expense	(1,489)	20,623	(22,112)	-107%
Interest income	(18)	(11)	(7)	64%
Interest expense	11,866	8,299	3,567	43%
Depreciation	6,279	8,213	(1,934)	-24%
EBITDA	$13,786	$58,487	$(44,701)	-76%
Gain on sale of Valencia	—	(42,983)	42,983	-100%
Loss on sale of Willow Valley	54	176	(122)	-69%
Board option expense	648	—	648	100%
Gain on sale of Sonoran acquisition liability	(954)	—	(954)	100%
Gain on sale of Loop 303 Contracts	—	(296)	296	-100%
Equity investment loss	340	330	10	3%
EBITDA Adjustments	88	(42,773)	42,861	-100%
Adjusted EBITDA	$13,874	$15,714	$(1,840)	-12%

Reconciliation of Total Revenues to Adjusted Revenue

	Three Months Ended December 31,
	2016	2015	Change	% Change
	(in thousands)
Water services	$3,275	$3,182	$93	2.9%
Wastewater and recycled water services	3,918	3,777	141	3.7%
Unregulated revenues	21	150	(129)	-86.0%
Total revenues	$7,214	$7,109	$105	1.5%
Valencia Water Company water revenue	—	—	—
Willow Valley water revenue	—	(189)	189	-100.0%
Adjusted revenue	$7,214	$6,920	$294	4.2%

	For the Year Ended December 31,
	2016	2015	Change	% Change
	(in thousands)
Water services	$13,978	$16,320	$(2,342)	-14.4%
Wastewater and recycled water services	15,740	15,020	720	4.8%
Unregulated revenues	81	616	(535)	-86.9%
Total revenues	$29,799	$31,956	$(2,157)	-6.7%
Valencia Water Company water revenue	—	(3,265)	3,265	-100.0%
Willow Valley water revenue	(306)	(782)	476	-60.9%
Adjusted revenue	$29,493	$27,909	$1,584	5.7%

Reconciliation of Utility Revenue to Adjusted Utility Revenue

	Three Months Ended December 31,
	2016	2015	Change	% Change
	(in thousands)
Water services	$3,275	$3,182	$93	2.9%
Wastewater and recycled water services	3,918	3,777	141	3.7%
Utility revenue	$7,193	$6,959	$234	3.4%
Valencia Water Company water revenue	—	—	—
Willow Valley water revenue	—	(189)	189	-100.0%
Adjusted utility revenue	$7,193	$6,770	$423	6.2%

	For the Year Ended December 31,
	2016	2015	Change	% Change
	(in thousands)
Water services	$13,978	$16,320	$(2,342)	-14.4%
Wastewater and recycled water services	15,740	15,020	720	4.8%
Utility revenue	$29,718	$31,340	$(1,622)	-5.2%
Valencia Water Company water revenue	—	(3,265)	3,265	-100.0%
Willow Valley water revenue	(306)	(782)	476	-60.9%
Adjusted utility revenue	$29,412	$27,293	$2,119	7.8%